Exhibit 99.1
Sun Country Airlines Reports First Quarter 2025 Results
Revenue of $327 million, highest quarter on record(1)
GAAP diluted EPS of $0.66, operating income of $56 million and margin of 17.2%
Adj. diluted EPS(2) of $0.72, adj. operating income(2) of $60 million, highest first quarter on record(1), and margin of 18.3%
Approved a new $25 million share repurchase authority
MINNEAPOLIS. May 1, 2025. Sun Country Airlines Holdings, Inc. (“Sun Country Airlines,” “Sun Country,” the “Company”) (NASDAQ: SNCY) today reported financial results for its first quarter ended March 31, 2025.

“Sun Country is pleased to report our eleventh consecutive profitable quarter with GAAP EPS of $0.66 and adjusted diluted EPS of $0.72(2),” said Jude Bricker, Chief Executive Officer of Sun Country. “Despite the challenging scheduled revenue environment, we delivered $327 million of total revenue, our highest quarterly total(1), along with $56 million of GAAP operating income and $60 million of adjusted operating income(2), also a quarterly record(1). Robust growth in our charter and cargo businesses helped offset lower than expected scheduled service revenue, demonstrating the effectiveness of our diversified business model. As a result, we were able to produce a GAAP operating margin of 17.2% and adjusted operating margin(2) of 18.3% which was higher than last year. In addition to our excellent performance, our board of directors has approved a $25 million share repurchase authorization. As always, we want to thank our employees for their hard work and dedication during a challenging operating period.”
Overview of First Quarter

	Three Months Ended March 31,
(unaudited) (in millions, except per share amounts)	2025	2024	% Change
Total Operating Revenue	$326.6	$311.5	4.9
Operating Income	56.2	55.2	1.9
Income Before Income Tax	48.1	46.6	3.4
Net Income	36.5	35.3	3.5
Diluted earnings per share	$0.66	$0.64	3.1

	Three Months Ended March 31,
(unaudited) (in millions, except per share amounts)	2025	2024	% Change
Adjusted Operating Income (2)	$59.7	$56.7	5.4
Adjusted Income Before Income Tax (2)	52.3	48.1	8.8
Adjusted Net Income (2)	39.7	36.5	8.9
Adjusted diluted earnings per share (2)	$0.72	$0.66	9.1
Amounts presented in the tables above may not recalculate due to rounding
For the quarter ended March 31, 2025, Sun Country reported net income of approximately $37 million and income before income tax of $48 million, on $327 million of revenue. Adjusted income before income tax(2) for the quarter was approximately $52 million. GAAP operating income during the quarter was $56 million, while adjusted operating income(2) was $60 million, and GAAP operating margin was 17.2% and adjusted operating margin(2) was 18.3%.

“Our first quarter results reflect the continued earnings power of our diversified business model,” said Bill Trousdale, Interim Chief Financial Officer. “Both cargo and charter revenue growth exceeded their block hour growth for the quarter. This strength offset the weaker first quarter scheduled service demand environment that we experienced. We expect strength in the charter and cargo businesses to persist, especially as we plan to add five more cargo aircraft to the fleet by the end of the third quarter, bringing us to a total of 20 cargo aircraft. We had been proactively re-sizing our scheduled service business to grow our cargo business at improved economics even before we saw close-in demand weakness in February. We believe this will position us well to rely on other portions of our business that are not as impacted by the macro weakness that we witnessed in the first quarter.”

Notable Highlights

•Completed a secondary public offering which resulted in certain investment funds managed by affiliates of Apollo Global Management, Inc. exiting their position in Sun Country. Through this process the Company purchased $10 million of shares acquired from the underwriters at a price per share equivalent to the price at which the underwriters purchased the shares from the investment funds managed by affiliates of Apollo Global Management, Inc.
•Sun Country and its flight attendants, represented by the International Brotherhood of Teamsters, ratified a new collective bargaining agreement.
•Sun Country reached agreement with the dispatchers represented by the Transport Workers Union (TWU) which was ratified on February 13.
•The Company entered into a four-year $75 million Revolving Credit Facility which represents a $50 million increase from the previous revolver.
•Entered into an agreement with Synchrony Bank to be the issuer of the Sun Country credit card. The partnership is expected to launch later this year.
•Taken possession of three incremental cargo aircraft. One aircraft entered service late in the quarter and the other two are currently in the induction process and expected to enter service during the second quarter.
•Named the recipient of the Air Transport World (ATW) Airline Market Leader Award for 2025.
•Extended the selling schedule through December 9, 2025.
Capacity
System block hours flown during the first quarter of 2025 grew by 5.8% year-over-year. All of this growth was allocated to the passenger segment, resulting in a 6.7% increase in scheduled service ASMs and 10.7% increase in charter block hours. Scheduled service ASMs are expected to decline in the second quarter 2025 by approximately seven percent to allow for planned cargo segment growth. Cargo block hours declined in the first quarter by 1.1% year-over-year due to normalization of the cargo schedules and some weather events throughout the quarter.
Revenue
The scheduled service domestic market was impacted by weaker off-peak demand in February which pressured unit revenue for the quarter. The Company reported total revenue of $327 million for the first quarter, which was 4.9% greater than the first quarter of 2024. Scheduled service TRASM(3) of 11.63 cents decreased 4.7% year-over-year, while scheduled service ASMs increased 6.7%. The first quarter 2025 total fare per scheduled passenger of $198 was higher than first quarter 2024 by 1.0% but was offset by a 3.9 percentage point decline in load factor year over year. The Company’s first quarter charter service revenue was $55 million, an increase of 15.6% year-over-year, exceeding charter block hour growth of only 10.7% and offsetting the impact of lower fuel cost reimbursements from our customers.
In the first quarter of 2025, cargo revenue was $28 million, a 17.6% increase versus the first quarter of 2024 on a 1.1% decline in cargo block hours. This improvement was primarily driven by the annual rate escalation which went into effect in mid-December 2024 and the continuation of the new Amazon contract rates which went into effect in June 2024.
Cost

First quarter CASM fell 1.6%, while adjusted CASM(4) was up 3.5% year-over-year. Total GAAP operating expenses increased 5.5% year-over-year, primarily due to a 5.8% increase in total block hours. The most significant non-fuel expenses that grew faster than the level of flying included salaries, maintenance, ground handling and landing fees. Salaries, which increased 12.9%, were mostly driven by an 8% increase in pilot headcount and a 6% contractual pilot wage scale increase that occurred at the end of 2024. Maintenance expenses, which increased 12.2%, were impacted by an increase in non-routine maintenance events and growth in the fleet and operations. Ground handling costs increased 24.6%, driven by a 5% increase in Passenger segment departures and a combination of rate increases at our outsourced ground stations as well as operational challenges in the quarter. Landing fees and airport rent increased 14.3% due to rate increases at airports.

Balance Sheet and Liquidity
Total liquidity(5) was $227 million on March 31, 2025, while the Company’s net debt(6) was $447 million.

(in millions - amounts may not recalculate due to rounding)	March 31, 2025	December 31, 2024
	(Unaudited)
Cash and Cash Equivalents	$53.4	$83.2
Available-for-Sale Securities	98.7	97.6
Amount Available Under Revolving Credit Facility	75.0	24.7
Total Liquidity	$227.1	$205.6

(in millions - amounts may not recalculate due to rounding)	March 31, 2025	December 31, 2024
	(Unaudited)
Total Debt, net	$312.6	$327.1
Finance Lease Obligations	266.3	271.3
Operating Lease Obligations	19.9	20.7
Total Debt, net, and Lease Obligations	598.8	619.0
Cash and Cash Equivalents	53.4	83.2
Available-for-Sale Securities	98.7	97.6
Net Debt	$446.7	$438.2
Fleet
As of March 31, 2025, the Company had 45 aircraft in its passenger service fleet, had 15 freighter aircraft in its cargo fleet and had six aircraft that are currently on lease to unaffiliated airlines.
Guidance for Second Quarter 2025

	Q2 2025	H/(L) vs Q2 2024
Total revenue - millions	$250 to $260	(2)% to 2%
Economic fuel cost per gallon	$2.44	(15)%
Operating income margin - percentage	4% to 7%	(1.5)pp to 1.5pp
Effective tax rate	23%
Total system block hours - thousands	36 to 37	(3)% to (1)%

Conference Call & Webcast Details
Sun Country Airlines will host a conference call to discuss its first quarter 2025 results at 8:30 a.m. Eastern Time on Friday, May 2, 2025. A live broadcast of the conference call will be available via the investor relations section of Sun Country Airlines’ website at https://ir.suncountry.com/news-events/events-and-presentations. The online replay will be available on the same website approximately one hour after the call.
About Sun Country Airlines
Sun Country Airlines is a new breed of hybrid low-cost air carrier, whose mission is to connect guests to their favorite people and places, to create lifelong memories and transformative experiences. Sun Country dynamically deploys shared resources across our synergistic scheduled service, charter, and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives (“VFR”) passengers and charter customers and providing cargo service to Amazon, with flights throughout the United States and to destinations in Mexico, Central America, Canada, and the Caribbean. For photos, b-roll and additional company information, visit https://www.stories.suncountry.com/multimedia.

End Notes

1 -	Records begin in January 2017
2 -	See additional details, including reconciliations to the most comparable GAAP measures, in the section titled “Non-GAAP financial measures”
3 -
Scheduled Service TRASM includes Schedule Service revenue, Ancillary revenue, and ASM generating revenue classified within Other Revenue on the Condensed Consolidated Statement of Operations / Scheduled Service ASMs. Other Revenue includes rental revenue associated with certain assets that generate lease income of approximately $8.6 million and $9.3 million in the three months ended March 31, 2025 and 2024, respectively, which is not included.

4 -	Adjusted CASM is a non-GAAP measure derived from CASM by excluding fuel costs, non-cash management stock compensation expense, costs arising from its cargo operations, depreciation and amortization recognized on certain assets that generate lease income, certain commissions, and other costs of selling its vacations product from this measure. See table titled “Reconciliation of CASM to Adjusted CASM”
5 -	Total liquidity = cash and cash equivalents + available-for-sale securities + amount available under revolver
6 -	Net debt = current portion of long-term debt + long-term debt + finance lease obligations + operating lease obligations – cash and cash equivalents - available-for-sale securities
Contacts

Investor Relations
IR@suncountry.com
Media
mediarelations@suncountry.com

Forward Looking Statements
This press release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The forward-looking statements could relate to the following, among other items:
• our strategy, outlook and growth prospects;
• our operational and financial targets and dividend policy;
• general economic trends and trends in the industry and markets;
• potential repurchases of our common stock; and
• the competitive environment in which we operate.
These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
These forward-looking statements reflect our views with respect to future events as of the date of this press release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. We anticipate that subsequent events and developments will cause our views to change. You should read this press release completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements. Additional information concerning certain factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Non-GAAP Financial Measures
We sometimes use information that is derived from the Condensed Consolidated Financial Statements, but that is not presented in accordance with GAAP. We believe these non-GAAP measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. We believe certain charges included in our operating expenses on a GAAP basis make it difficult to compare our current period results to prior periods as well as future periods and guidance. The tables below show a reconciliation of non-GAAP financial measures used in this document to the most directly comparable GAAP financial measures.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited- amounts may not recalculate due to rounding)

	Three Months Ended March 31,
	2025	2024	% Change
Operating Revenues:
Scheduled Service	$143,522	$141,194	1.6
Charter	54,692	47,312	15.6
Ancillary	87,674	86,158	1.8
Passenger	285,888	274,664	4.1
Cargo	28,157	23,948	17.6
Other	12,604	12,871	(2.1)
Total Operating Revenue	326,649	311,483	4.9

Operating Expenses:
Aircraft Fuel	64,619	70,304	(8.1)
Salaries, Wages, and Benefits	92,845	82,238	12.9
Maintenance	18,862	16,817	12.2
Sales and Marketing	10,395	10,679	(2.7)
Depreciation and Amortization	24,804	23,809	4.2
Ground Handling	11,407	9,154	24.6
Landing Fees and Airport Rent	16,833	14,729	14.3
Special Items, net (1)	1,799	—	NM
Other Operating, net	28,839	28,577	0.9
Total Operating Expenses	270,403	256,307	5.5
Operating Income	56,246	55,176	1.9

Non-operating Income (Expense):
Interest Income	1,995	2,448	(18.5)
Interest Expense	(9,625)	(11,112)	(13.4)
Other, net	(478)	46	NM
Total Non-operating Expense, net	(8,108)	(8,618)	(5.9)

Income before Income Tax	48,138	46,558	3.4
Income Tax Expense	11,603	11,245	3.2
Net Income	$36,535	$35,313	3.5

Net Income per share to common stockholders:
Basic	$0.68	$0.67	1.5
Diluted	$0.66	$0.64	3.1
Shares used for computation:
Basic	53,342,226	53,034,538	0.6
Diluted	55,508,359	55,397,685	0.2
NM - not meaningful
1 – During the three months ended March 31, 2025, the Company's flight attendants, represented by the International Brotherhood of Teamsters, ratified a new five-year collective bargaining agreement. A ratification bonus was paid to the flight attendants in March 2025, per the collective bargaining agreement. Upon ratification of the new agreement, eligible flights attendants became entitled to a one-time ratification bonus. Eligibility requirements stipulate that flight attendants must be on the seniority list as of the ratification date, have completed probation, and hold an active status in order to receive the bonus payment. Certain portions of the ratification bonus will be paid in future periods as flight attendants on the seniority list as of the ratification date complete their probationary period or change their status from inactive to active. The ratification bonus and payroll related tax expense was included within Special Items, net.

KEY OPERATING STATISTICS - amounts may not recalculate due to rounding
The following tables presents key operating statistics and metrics for the three months ended March 31, 2025 and 2024.

	Three Months Ended March 31,
	2025	2024	% Change
Scheduled Service Statistics:
Revenue passenger miles (RPMs) – thousands	1,686,484	1,654,851	1.9
Available seat miles (ASMs) – thousands	2,020,545	1,892,891	6.7
Load factor	83.5%	87.4%	(3.9)	(3)
Revenue passengers carried	1,165,073	1,157,511	0.7
Departures	7,466	7,169	4.1
Block hours	27,242	25,496	6.8
Scheduled service TRASM(1) - cents	11.63	12.20	(4.7)
Average base fare per passenger	$123.19	$121.98	1.0
Ancillary revenue per passenger	$75.25	$74.43	1.1
Total fare per passenger	$198.44	$196.41	1.0
Fuel gallons - thousands	21,289	20,050	6.2

Charter Statistics:
Departures	2,468	2,292	7.7
Block hours	5,424	4,900	10.7
Available seats miles (ASMs) - thousands	331,510	299,058	10.9
Fuel gallons - thousands	3,699	3,434	7.7

Cargo Statistics:
Departures	2,926	2,961	(1.2)
Block hours	7,605	7,688	(1.1)

Total System Statistics:
Average passenger aircraft	44.0	42.0	4.8
Passenger aircraft – end of period	45	44	2.3
Cargo aircraft – end of period	15	12	25.0
Leased aircraft – end of period	6	7	(14.3)
Available seat miles (ASMs) – thousands	2,370,755	2,211,886	7.2
Departures	12,964	12,539	3.4
Block hours	40,681	38,437	5.8
Daily utilization – hours	8.4	8.0	5.0
Average stage length – miles	1,283	1,255	2.2
Total revenue per ASM (TRASM) - cents	12.23	12.58	(2.8)
Cost per ASM (CASM) - cents	11.41	11.59	(1.6)
Adjusted CASM(2) - cents	7.34	7.09	3.5
Fuel gallons - thousands	25,171	23,676	6.3
Fuel cost per gallon	$2.66	$3.01	(11.6)
Employees at end of period	3,124	2,865	9.0
1 – See note 3 in end notes
2 – See note 4 in end notes
3- Percentage point difference

SUMMARY BALANCE SHEET (Dollars in millions) (amounts may not recalculate due to rounding)

	March 31, 2025	December 31, 2024	% Change
	(Unaudited)
Cash & Cash Equivalents	$53.4	$83.2	(35.8)
Other Current Assets	187.5	183.4	2.2
Total Current Assets	240.9	266.6	(9.6)
Total Property & Equipment, net	956.3	970.1	(1.4)
Other	394.8	393.5	0.3
Total Assets	1,592.0	1,630.2	(2.3)

Air Traffic Liabilities	114.3	160.7	(28.9)
Current Finance Lease Obligations	20.5	20.2	1.5
Current Operating Lease Obligations	3.4	3.3	3.0
Current Maturities of Long-Term Debt, net	91.7	87.6	4.7
Income Tax Receivable Agreement Liability	14.8	10.3	43.7
Other Current Liabilities	138.2	140.2	(1.4)
Total Current Liabilities	382.9	422.3	(9.3)
Finance Lease Obligations	245.8	251.1	(2.1)
Operating Lease Obligations	16.5	17.4	(5.2)
Long-Term Debt, net	220.9	239.5	(7.8)
Income Tax Receivable Agreement Liability	72.4	87.4	(17.2)
Other	50.6	42.1	20.2
Total Liabilities	989.0	1,059.8	(6.7)

Total Stockholders’ Equity	$603.0	$570.4	5.7

SUMMARY CASH FLOW (Dollars in millions) (Unaudited - amounts may not recalculate due to rounding)

	Three Months Ended March 31,
	2025	2024	% Change
Net Cash Provided by Operating Activities	$16.4	$30.7	(46.6)

Purchases of Property & Equipment	(15.4)	(29.7)	(48.1)
Other, net	4.8	9.4	(48.9)
Net Cash Used in Investing Activities	(10.6)	(20.3)	(47.8)

Common Stock Repurchases	(10.0)	(11.5)	(13.0)
Repayment of Finance Lease Obligations	(4.9)	(5.8)	(15.5)
Repayment of Borrowings	(14.8)	(13.8)	7.2
Other, net	(9.5)	(3.3)	187.9
Net Cash Used in Financing Activities	(39.2)	(34.5)	13.6

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(33.3)	(24.1)	38.2
Cash, Cash Equivalents and Restricted Cash – Beginning of the Period	100.5	63.7	57.8
Cash, Cash Equivalents and Restricted Cash – End of the Period	$67.1	$39.6	69.4

NON-GAAP FINANCIAL MEASURES
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted Net Income per share, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures included as supplemental disclosure because we believe they are useful indicators of our operating performance. Derivations of Operating Income and Net Income are well recognized performance measurements in the airline industry that are frequently used by our management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry.
The measures described above have limitations as analytical tools. Some of the limitations applicable to these measures include: they do not reflect the impact of certain cash and non-cash charges resulting from matters we consider not to be indicative of our ongoing operations; and other companies in our industry may calculate these non-GAAP measures differently than we do, limiting each measure’s usefulness as a comparative measure. Because of these limitations, the following non-GAAP measures should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to the possible differences in the method of calculation and in the items being adjusted.
For the aforementioned reasons, Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted EBITDA Margin have significant limitations which affect their use as indicators of our profitability. Accordingly, readers are cautioned not to place undue reliance on this information.

Reconciliation of GAAP Operating Income to Adjusted Operating Income Dollars in millions – Unaudited - amounts may not recalculate due to rounding
The following table presents the reconciliation of GAAP operating income to adjusted operating income.

	Three Months Ended March 31,
	2025	2024
Operating Revenue	$326.6	$311.5
Operating Income	56.2	55.2
Special Items, net (1)	1.8	—
Stock Compensation Expense	1.7	1.5
Adjusted Operating Income	$59.7	$56.7

Operating Income Margin	17.2%	17.7%
Adjusted Operating Income Margin	18.3%	18.2%

(1)	See Note 1 on page 6 of this release

Reconciliation of GAAP Income Before Income Tax to Adjusted Income Before Income Tax Dollars in millions – Unaudited - amounts may not recalculate due to rounding
The following table presents the reconciliation of GAAP income before income tax to adjusted income before income tax.

	Three Months Ended March 31,
	2025	2024
Net Income	$36.5	$35.3
Add: Provision for Income Tax Expense	11.6	11.2
Income Before Income Tax, as reported	48.1	46.6
Pre-tax margin	14.7%	14.9%
Special Items, net (1)	1.8	—
Stock Compensation Expense	1.7	1.5
Loss on Credit Facility	0.2	—
Secondary Offering Costs	0.5	—
Adjusted Income Before Income Tax	$52.3	$48.1

Adjusted Pre-tax margin	16.0%	15.4%

(1)	See Note 1 on page 6 of this release

Reconciliation of GAAP Net Income and Earnings per Share to Adjusted Net Income and Adjusted Earnings per Share
Dollars and shares in millions, except for per share – Unaudited - amounts may not recalculate due to rounding

The following table presents the reconciliation of GAAP net income and earnings per share to adjusted net income and adjusted earnings per share.

	Three Months Ended March 31,
	2025		2024
	Dollars	Per Share - diluted	Dollars	Per Share - diluted
Net Income	$36.5	$0.66	$35.3	$0.64
Special Items, net (1)	1.8	0.03	—	—
Stock Compensation Expense	1.7	0.03	1.5	0.03
Loss on Credit Facility	0.2	—	—	—
Secondary Offering Costs	0.5	0.01	—	—
Income Tax Effect of Adjusting Items, net (2)	(1.0)	(0.02)	(0.3)	(0.01)
Adjusted Net Income	$39.7	$0.72	$36.5	$0.66

Diluted share count	55.5		55.4

(1)	See Note 1 on page 6 of this release
(2)	The tax effect of adjusting items, net is calculated at the Company’s statutory rate for the application period

Reconciliation of GAAP Net Income to Adjusted EBITDA Dollars in millions – Unaudited - amounts may not recalculate due to rounding
The following tables present the reconciliation of net income to adjusted EBITDA for the periods presented below.

	Three Months Ended March 31,
	2025	2024
Net Income	$36.5	$35.3
Interest Income	(2.0)	(2.4)
Interest Expense	9.6	11.1
Special Items, net (1)	1.8	—
Stock Compensation Expense	1.7	1.5
Secondary Offering Costs	0.5	—
Provision for Income Taxes	11.6	11.2
Depreciation and Amortization	24.8	23.8
Adjusted EBITDA	$84.5	$80.5

Adjusted EBITDA margin	25.9%	25.9%

(1)	See Note 1 on page 6 of this release

Adjusted CASM
Adjusted CASM is a non-GAAP measure derived from CASM by excluding fuel costs, costs related to our cargo operations, stock based compensation, depreciation and amortization recognized on certain assets that generate lease income, certain commissions and other costs of selling our vacations product from this measure as these costs are unrelated to our airline operations and improve comparability to our peers. Adjusted CASM is an important measure used by management and by our board of directors in assessing quarterly and annual cost performance. Adjusted CASM is also a measure commonly used by industry analysts and we believe it is an important metric by which they compare our airline to others in the industry, although other airlines may exclude certain other costs in their calculation of Adjusted CASM. The measure is also the subject of frequent questions from investors.

Adjusted CASM excludes fuel costs. By excluding volatile fuel costs that are outside of our control from our unit metrics, we believe that we have better visibility into the results of operations and our non-fuel cost initiatives. Our industry is highly competitive and is characterized by high fixed costs, so even a small reduction in non-fuel operating costs can lead to a significant improvement in operating results. In addition, we believe that all domestic carriers are similarly impacted by changes in jet fuel costs over the long run, so it is important for management and investors to understand the impact and trends in company-specific cost drivers, such as labor rates, aircraft and maintenance costs, and productivity, which are more controllable by management.
We have excluded costs related to the cargo operations and depreciation recognized on certain assets that generate lease income as these operations do not create ASMs. We have entered into a series of transactions where we serve as a lessor. As of March 31, 2025, we leased or subleased six aircraft. Adjusted CASM further excludes other adjustments, as defined in the relevant reporting period, that are not representative of the ongoing costs necessary to our airline operations and may improve comparability between periods. We also exclude stock compensation expense when computing Adjusted CASM. The Company’s compensation strategy includes the use of stock-based compensation to attract and retain employees and executives and is principally aimed at aligning their interests with those of our stockholders and at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any period.
As derivations of Adjusted CASM are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of Adjusted CASM as presented may not be directly comparable to similarly titled measures presented by other companies. Adjusted CASM should not be considered in isolation or as a replacement for CASM. For the aforementioned reasons, Adjusted CASM has significant limitations which affect its use as an indicator of our profitability. Accordingly, readers are cautioned not to place undue reliance on this information.

Reconciliation of CASM to Adjusted CASM Amounts may not recalculate due to rounding, dollar amounts in millions
The following table presents the reconciliation of CASM to Adjusted CASM.

	Three Months Ended March 31,
	2025		2024
	Operating Expenses - mm	Per ASM (cents)	Operating Expenses - mm	Per ASM (cents)
CASM	$270.4	11.41	$256.3	11.59
Less:
Special Items, net (1)	1.8	0.08	—	—
Aircraft Fuel	64.6	2.73	70.3	3.18
Stock Compensation Expense	1.7	0.07	1.5	0.07
Cargo Expenses, Not Already Adjusted Above	26.3	1.11	25.0	1.13
Sun Country Vacations	0.5	0.02	0.5	0.02
Leased Aircraft, Depreciation and Amortization Expense	1.6	0.06	2.3	0.10
Adjusted CASM	$173.9	7.34	$156.7	7.09

Available seat miles (ASMs) - mm	2,370.8		2,211.9

(1)	See Note 1 on page 6 of this release